Exhibit (23)(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman High Income Fund Series:

We consent to the incorporation by reference in this Post-Effective Amendment No. 41 to Registration Statement No. 2-93076 on Form N-1A of our report dated February 27, 2009, relating to the financial statements and financial highlights of Seligman High Income Fund Series, including the Seligman U.S. Government Securities Fund and the Seligman High Yield Fund, appearing in the Annual Report on Form N-CSR of Seligman High Income Fund Series for the year ended December 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “General Information – Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP

New York, New York

April 29, 2009